Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

THE UNDERSIGNED, being a duly appointed officer of Soligenix, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law of the State of Delaware (the “DGCL”), for the purpose of amending the Corporation’s Amended and Restated Certificate of Incorporation, as amended to the date hereof (the “Certificate of Incorporation”), hereby certifies, pursuant to Sections 242 and 103 of the DGCL, as follows:

FIRST:  The name of the Corporation is Soligenix, Inc.  The Corporation which was originally filed under the name Biological Therapeutics, Inc. was incorporated on January 16, 1987.

SECOND: The amendment to the Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 228 and 242 of the DGCL.

THIRD:  The Certificate of Incorporation, as amended, of the Corporation is hereby further amended by striking out the first introductory paragraphs of Article IV thereof, and by substituting in lieu thereof, the following new introductory paragraphs:

“The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is Twenty Million Two Hundred Fifty Thousand (20,250,000) shares, of which Twenty Million (20,000,000) shares, of par value of $0.001 per share, shall be of a class designated “Common Stock,” Two Hundred Thirty Thousand (230,000) shares, of a par value of $0.001 per share, shall be of a class designated “Preferred Stock,” Ten Thousand (10,000) shares, of a par value of $0.05 per share, shall be of a class designated “Series B Convertible Preferred Stock,” and Ten Thousand (10,000) shares, of a par value of $0.05 per share, shall be of a class designated “Series C Convertible Preferred Stock.”  Upon this Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), every 20 shares of the Corporation’s Common Stock, par value $0.001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of Common Stock, $0.001 per share, of the Corporation (the “New Common Stock”), rounded up to the nearest whole number.

 Following the Effective Time, each holder of Old Common Stock shall be entitled to receive upon surrender of such holder’s certificate(s) representing Old Common Stock (whether one or more, “Old Certificates”) for cancellation pursuant to procedures adopted by the Corporation, a certificate(s) representing the number of whole shares of New Common Stock (whether one or more, “New Certificates”) into which and for which the shares of Old Common Stock formerly represented by Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates.

The designations, powers, preferences, privileges, and relative, participating, option, or other special rights and qualifications, limitations or restrictions of the above classes of capital stock shall be as follows:”

FOURTH:  This Certificate of Amendment filed in the office of the Secretary of State of the State of Delaware will become effective on Wednesday, February 1, 2012, at 9:00 a.m.

Signature on Next Page

IN WITNESS WHEREOF, the undersigned has made and signed this Certificate of Amendment this 30th day of January, 2012 and affirms the statements contained herein as true under penalty of perjury.

Soligenix, Inc.

By:	/s/ Chistopher J. Schaber, Ph.D.
Name: Chistopher J. Schaber Title: President and Chief Executive Officer